Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Announces Launch of Common Stock Offering

Business Editors - New York – (Business Wire – August 2, 2010)

Intervest Bancshares Corporation (the “Company”) (NASDAQ-GS: IBCA) today announced that it has commenced an underwritten public offering of $40 million of its Class A common stock. Sandler O’Neill & Partners, L.P. is acting as underwriter for the offering. The Company intends to grant the underwriter a 30-day option to purchase up to an additional 15% of the number of shares sold to the public to cover over-allotments, if any.

The Company intends to use the proceeds from the offering for general corporate purposes, primarily to add capital to Intervest National Bank, its bank subsidiary.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.

A registration statement relating to the securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Sandler O’Neill & Partners, L.P. toll free at 1-866-805-4128.

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

CONTACT:	LOWELL DANSKER, CHAIRMAN
Intervest Bancshares Corporation
One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
212-218-2800 Fax - 212-218-2808